EXHIBIT 12
WILLAMETTE INDUSTRIES, INC. AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(DOLLAR AMOUNTS IN THOUSANDS)


                                                                        THREE MONTHS ENDED
                                     YEAR ENDED DECEMBER 31,                 MARCH 31,
                                     -----------------------                 ---------
                             1994     1995     1996     1997     1998     1998     1999
                             ----     ----     ----     ----     ----     ----     ----
Fixed Charges:
 Interest cost           $  80,807   77,237  103,338  136,929  145,579   36,201   33,265
 One-third rent
  expense                    5,227    5,976    6,906    7,535    8,075    1,916    1,841
                           -------  -------  -------  -------  -------  -------  -------

Total Fixed Charges      $  86,034   83,213  110,244  144,464  153,654   38,117   35,106
                           =======  =======  =======  =======  =======  =======  =======


Add (Deduct):
 Earnings before
  income taxes           $ 288,923  823,804  306,086  111,263  132,783   33,712   47,155
 Interest capitalized       (9,294)  (6,187) (10,534) (19,939) (13,589)  (5,629)    (505)
                           -------  -------  -------  -------  -------  -------  --------



Earnings for
 Fixed Charges           $ 365,663  900,830  405,796  235,788  272,848   66,200    81,756
                           =======  =======  =======  =======  =======  =======  ========


Ratio of Earnings to
    Fixed Charges             4.25    10.83     3.68     1.63     1.78     1.74      2.33
                           =======  =======  =======  =======  =======  =======  ========
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